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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

         (Dollars in thousands except share and per share data)

                                  Three Months Ended                                  Nine Months Ended
                             ----------------------------------             -------------------------------------

                             July 5, 1997         June 29, 1996             July 5, 1997            June 29, 1996
                             ------------         -------------             ------------            -------------
Average shares
outstanding                   13,137,999           13,660,755                 13,135,333               13,904,896

Net income                   $     5,283          $     3,881                $     7,946              $     4,605
                             ===========          ===========                ===========              ============
Earnings
per share of
common stock                 $       .40          $       .28                $       .60              $      0.33
                             ===========          ===========                ===========              ===========


The dilutive effect of stock options, calculated using the treasury stock method, was less than 1.5% during all periods presented.